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                                                                    Exhibit 12.1

HCPI
RATIO OF EARNINGS TO FIXED CHARGES
and RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
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                                                            2001       2000       1999        1998      1997
                                                            ----       ----       ----        ----      ----
RATIO OF EARNINGS TO FIXED CHARGES
----------------------------------

Fixed Charges:
    Interest Expense and Debt Amortization:                78,489     86,747      58,458     37,625    29,505
    Pro-Rata Share of Unconsolidated Partnerships'
     Fixed Charges                                            530        441         414        777       850
    Rental Expense                                            152        138         119        111       120
    Capitalized Interest                                      243        514       1,223      1,800     1,469
                                                         --------   --------    --------   --------    ------
         Fixed Charges                                     79,414     87,840      60,214     40,313    31,944
                                                         ========   ========    ========   ========    ======
Earnings:
    Net Income from Operations                            126,529    127,466      91,398     78,654    66,446
    Add Back Fixed Charges                                 79,414     87,840      60,214     40,313    31,944
    Less Capitalized Interest                                (243)      (514)     (1,223)    (1,800)   (1,469)
                                                         --------   --------    --------   --------    ------
       Total                                              205,700    214,792     150,389    117,167    96,921
                                                         ========   ========    ========   ========    ======
 Ratio of Earnings to Fixed Charges                          2.59       2.45        2.50       2.91      3.03
                                                         ========   ========    ========   ========    ======

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
------------------------------------------------
STOCK DIVIDENDS
---------------

Fixed Charges:
    Interest Expense and Debt Amortization:                78,489     86,747      58,458     37,625    29,505
    Pro-Rata Share of Unconsolidated Partnerships'
     Fixed Charges                                            530        441         414        777       850
    Preferred Stock Dividend                               24,900     24,900      17,775      8,532     1,247
    Rental Expense                                            152        138         119        111       120
    Capitalized Interest                                      243        514       1,223      1,800     1,469
                                                         --------   --------    --------   --------    ------
Fixed Charges                                             104,314    112,740      77,989     48,845    33,191
                                                         ========   ========    ========   ========    ======
Earnings (see above)                                      205,700    214,792     150,389    117,167    96,921
                                                         ========   ========    ========   ========    ======
 Ratio of Earnings to Fixed Charges                          1.97       1.91        1.93       2.40      2.92
                                                         ========   ========    ========   ========    ======

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